Exhibit 1A-2A

Delaware	Page 1

The First State

I, JEFFREY W. BULLOCK, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF FORMATION OF “MONEY WITH MEANING FUND, LLC”, FILED IN THIS OFFICE ON THE EIGHTH DAY OF MAY, A.D. 2017, AT 2:46 O’CLOCK P.M.

/s/ Jeffrey W. Bullock
Jeffrey W. Bullock, Secretary of State

6404488 8100 SR# 20173211814	Authentication: 202502379 Date: 05-08-17
You may verify this certificate online at corp.delaware.gov/authver.shtml

MONEY WITH MEANING FUND, LLC

CERTIFICATE OF FORMATION

Pursuant to the Delaware Limited Liability Company Act (6 Dcl.C. Sec. 18-101, et seq.), the undersigned, being authorized to execute and file this Certificate of Formation, hereby certifies that:

1. Name. The name of the limited liability company is:

Money With Meaning Fund, LLC

2. Registered Agent. The address of the registered office and the name and address of the registered agent of the limited liability company required to be maintained by Section 18-104 of the Delaware Limited Liability Company Act is The Corporation Trust Company, Corporation Trust Center, 1209 Orange Street, Wilmington, DE 19801.

3. Purpose. The limited liability company may engage in any lawful business.

4. Term. The limited liability company shall have perpetual existence.

IN WITNESS WHEREOF, the undersigned, being over the age of 18 years, has executed this Certificate of Formation on May 8, 2017.

/s/ Terrence Osterman
Terrence Osterman, Authorized Person

State of Delaware Secretary of State Division of Corporations Delivered 02:46 PM 05/08/2017 FILED 02:46 PM 05/08/2017 SR 20173211814 - File Number 6404488